Exhibit 4.27

English Summary of

Contract for State-owned Construction Land

Use Right Assignment

Assignor: Guangzhou Land Resources and Real Estate Administration Bureau

Assignee: Guangzhou Huaduo Network Technology Co., Ltd.

General Provisions

1.	In accordance with the Property Law of the People's Republic of China, contract Law of the People's Republic of China, Land Administration Law of People's Republic of China, the Urban Real Estate Administration Law of the People's Republic of China, relevant administrative regulations and rules on land supply plicies, the two parties enter into the contract based on the principles of equality, voluntariness, with compensation and in good faith.

2.	The ownership of the assigned land belongs to the People's Republic of China. The Assignor can only assign the state-owned construction land use right to the Assignee in accordance with laws. The resources and objects buried under shall continue to be owned by the State.

3.	The Assignee has the right to possess, use, make profit and dispose of the land within the period of assignment, and shall be entitled to the construction of buildings, fixtures and any auxiliary facilities by making use of the land hereof.

Delivery of the Assigned Land and Payment of the Assignment Charge

4.	The Registered No. of the land parcel under the contract is 05015020150011, with the total area of 9,958 square meters. Of which, the assigned land area of the land parcel is 9,958 square meters.

The assigned land parcel under the contract is located at Zone A of Pazhou.

5.	The use purpose of the assigned land is for wholesale and retail (051), accommondation and food/beverage (052), business and finance (053).

6.	The Assignor agrees to deliver the assigned land to the Assignee prior to the date of February 20, 2016. The Assignor agrees that the assigned land shall remain its current status upon delivering the land.

7.	The assignment charge for the state-owned construction land use right under the contract is RMB 1,859,480,000, with RMB 186,733 per square meter.

8.	The deposit for the assigned land is RMB 371,896,000. The deposit shall be regarded as part of the payment of assignment charge.

9.	The assignment charge for the state-owned construction land use right shall be paid by installments according to the following time and amount.

First Phase: RMB 929,740,000; Date of Payment is prior to September 20, 2015

Second Phase: RMB 929,740,000; Date of Payment is December 20, 2015

As the assignment charge for the state-owned construction land use right is paid in installments, the Assignee agrees to pay interests to the Assignor. When the second installment is paid according to payment schedule, the interests shall be based on the interest rate published by the People's Bank of China (PBOC) on the date when the first installment occurs.

10.	After all the assignment charge of the land is paid up in accordance with the contract, the Assignee may apply for the Certificate of State-owned Construction Land Use Right Assignment by presenting the contract, payment receipt of the assignment charge and other relevant materials.

Development, Construction and Utilization of the Assigned Land

11.	The new buildings, fixtures and their auxiliary facilities established on the assigned land under the contract shall be satisfied with the planning requirement for the assigned land regulated by the municipal (county) planning administrations.

12.	The Assignee agrees to commence the construction on the assigned land before February 20, 2017 and complete before February 20, 2020.

In case the commencement of construction needs to be deferred, the Assignee shall submit the application for deferral to the Assignor 30 days in advance. After the deferral of commencement is approved by the Assignor, the completion date shall also be deferred accordingly. However, the deferral should not be exceed one year.

13.	The Assignee should utilize the assigned land according to the purpose and floor area ratio regulated under the contract. Any alteration of such is prohibited. When the land use purpose needs to be changed, both parties shall complete the formalities of land use alteration in accordance with relevant laws. Both parties shall sign an alteration agreement on the state-owned construction land use right assignment or resign a new contract on the land use right assignment. The Assignee shall make a supplementary payment for the balance between evaluated market price of the contruction land use right with the price under new purpose. The evaluated market price shall subject to the time when the alteration of land use is approved. The registration of land use alteration shall be undertaken afterwards.

Transfer, Lease and Mortgage of the State-Owned Construction Land Use Right

14.	The Assignee is entitled to transfer, lease or mortgage, fully or partially, the land use right under the contract provided that the Assignee has made full payment of the assignment fee, received the Certificate for the Use of State-owned Land and obtained the land use right assigned. Nevertheless, in the first transfer of the land use rights, investment and development shall be made in accordance with the contract, and above 25% of the total investment in the development shall have been completed.

Expiration of the Term

15.	Upon expiration of the term of the land use right under the contract, the land user may apply for a renewal of the land use right no less than one year prior to the expiration of the term of use if continued use of the land is needed. The Assignor shall approve the renewal unless the assigned land under the contract shall be withdrawn for public interests.

16.	In case application to renew is made by the land user but failed due to the needs of public interests upon expiration of the term of land assignment, the land user shall return the Certificate of Use of State-owned Land and the Assignor shall recover the land use right on behalf of the State without compensation and cancel the registration of the land use right in accordance with related regulations. The Assignor shall recover the above-ground buildings, fixtures and their affiliated facilities on the assigned land, and give reasonable compensation to the land user based on the residual value of these buildings, fixtures and their affiliated facilities at the time of recovery.

Liability for Breach of contract

17.	The Assignee must make payment of the assignment fee on time as agreed in the contract. In case of failure to pay the assignment fee on time, the Assignee shall pay the Assignor an overdue fine which is 0.1% of the delayed amount on a daily basis as of the due date of payment. In case the delay in payment exceeds 60 days, the Assignor shall be entitled to terminate the contract and recover the land use right. The Assignee is not entitled to claim back the down payment, whereas the Assignor may demand compensation from the Assignee for other losses due to the breach of the contract.

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18.	In case the Assignee ceases to invest in and construct the project due to its own reasons, thus requesting termination of the contract and applying to return the land to the Assignor, the Assignor shall obtain approval from the People's Government or government office that formerly approved the land assignment scheme, then return, in accordance with the agreements hereinafter where applicable, partially or fully the assignment fee except the down payment agreed in the contract (and excluding interests) and recover the land use right at no consideration for the buildings and structure already constructed within the land parcel. The Assignor may also call on the Assignee to remove the existing buildings and structures to restore the surface of the land.

(1) In case the application is made by the Assignee to the Assignor no less than 60 days before the date of one year from the date of construction commencement agreed in the contract, the Assignor shall, after withholding the down payment, return the assignment fee already paid by the Assignee;

(2) In case the application is made by the Assignee to the Assignor after one year but no less than 60 days before the date of two years from the date of construction commencement as agreed in the contract, the Assignor shall, after withholding the down payment and imposing the idle land fee, return the remaining assignment fee that has been paid to the Assignee.

19.	In case the Assignee causes the land for construction to become idle, and the term of idleness reaches one year but is less than two years, an idle land fee shall be imposed; if the term of idleness reaches two years and construction is yet to commence, the Assignor is entitled to recover the State-owned land use right without compensation.

20.	In case the Assignee fails to commence construction at the date agreed in the contract, or a date for delayed construction is otherwise agreed, the Assignee shall pay the Assignor a penal sum that equals 0. 05% of the total assignment fee for each day that is delayed. The Assignor is entitled to request the Assignee to continue performance of obligations.

In case the Assignee fails to complete construction at the date agreed in the contract, or a date for delayed completion is otherwise agreed, the Assignee shall pay the Assignor a penal sum of 0.05% of the total assignment fee for each day that is delayed.

21.	In case the total investment in fixed assets, investment frequency and total investing amount fail to meet the standards as agreed upon in the contract, the Assignor may, in accordance with the ratio of actual difference to the agreed total investment and investment frequency, impose a penal sum equal to the same ratio of the total assignment fee, and the Assignor may request the Assignee to continue performance of obligations.

22.	In case any index of building volumetric fraction, building density and other index is lower than the minimum standard under the contract, the Assignor may, in accordance with the ratio of actual difference to the agreed minimum standard, impose a penal sum equal to the same ratio of the total assignment fee, and the Assignor may request the Assignee to continue performance of obligations. Where and if any index such as the building volumetric fraction, building density and other index is higher than the maximum standard, the Assignor is entitled to withdraw the portion in excess of the maximum standard, and in accordance with the ratio of actual difference to the agreed maximum standard, impose a penal sum equal to the same ratio of the total assignment fee.

23.	Upon payment of the assignment fee by the Assignee, the Assignor shall deliver the assigned land as scheduled under the contract. Where the Assignor fails to deliver the assigned land as scheduled and causes a delay in the Assignee's use of land, the Assignor shall pay to the Assignee a penal sum of 1% of the assignment fee already paid by the Assignee, and the term of land use shall commence on the date of actual delivery. Where the delay in delivering the assigned land exceeds 60 days, and the Assignor fails to delay the land upon the Assignee's urge, the Assignor shall refund to the Assignee double the amount of deposit and return the remaining portion of the assignment fee paid, the Assignee may recover damages from the Assignor.

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24.	In case the Assignor fails to deliver the land as scheduled or the delivered land fails to meet the conditions under the contract or unilaterally changes the conditions of use of the land, the Assignee is entitled to request performance of the Assignor's obligations under the contract, and to claim for damages arising out of delayed performance. The term of the land use shall commence on the date that the condition of the land meets the standards of the contract.

Applicable Laws and Dispute Resolution

25.	The conclusion, validity, interpretation, performance and dispute resolution related to the contract shall be governed by the laws of People's Republic of China.

26.	Disputes arising from the performance of the contract shall be resolved by both Parties through negotiation. Where negotiation fails, the dispute shall be submitted to the People's Court for litigation.

Miscellaneous

27.	The scheme of land parcel assignment under the contract has been approved by the People's Government of the City of Guangzhou, the contract shall become effective as of the date of execution by both Parties.

Assignor: /seal/ Guangzhou Land Resources and Real Estate Administration Bureau

Signature: /s/

Assignee: /seal/ Guangzhou Huaduo Network Technology Co., Ltd.

Signature: /s/

Date: August 20, 2015

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